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                                    EXHIBIT 5

             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP.



                                 October 4, 2000

Jupiter Media Metrix, Inc.
250 Park Avenue South, 7th Floor
New York, NY 10003

            Re:  Jupiter Media Metrix, Inc. Registration Statement for Offering
               of an Aggregate of 4,116,159 Shares of Common Stock

Ladies and Gentlemen:

            We have acted as counsel to Jupiter Media Metrix, Inc., a Delaware corporation (the "Company") in connection with the Post-Effective Amendment No. 1 (on Form S-8) to the Registration Statement No. 333-42316 (Form S-4) (the "Registration Statement") under the Securities Act of 1933, as amended, of 4,116,159 shares of the Company's common stock, par value $0.01 per share (the "Shares") authorized for issuance under the Jupiter Communications, Inc. 1997 Employee Stock Option Plan (formerly known as the Jupiter Communications, LLC 1997 Option Plan) and the Jupiter Communications, Inc. 1999 Stock Incentive Plan (collectively, the "Plans"). The Plans, and the outstanding options thereunder, have been assumed by the Company in connection with its acquisition of Jupiter Communications, Inc. pursuant to an Agreement and Plan of Merger dated June 26, 2000.

            This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

            We have reviewed the corporate  proceedings  taken by the Company in connection with the adoption and amendment of the Plans. Based on such review, we are of the opinion that, if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the Plans and agreements duly authorized under the Plans and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

            We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

            This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

                                    Very truly yours,

                                    /s/ BROBECK, PHLEGER & HARRISON LLP

                                    BROBECK, PHLEGER & HARRISON LLP